EXHIBIT 10.3

NOTE
$15,000,000.00	June 29, 2001

          Seitel, Inc., a Delaware corporation (the "Borrower"), promises to pay to the order of Guaranty Bank - Texas (the "Lender") the principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Bank One, NA in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

          The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

          This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of June 29, 2001 (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement"), among the Borrower, the lenders party thereto, including the Lender, and Bank One, NA, as Agent and as the LC Issuer, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed pursuant to the Subsidiary Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

SEITEL, INC.

By:	/s/ Debra D. Valice

Name:	Debra D. Valice
Title:	Chief Financial Officer